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                                                                    Exhibit 12.2


                                     NSTAR
               Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                       Twelve Months Ended June 30, 2000
                                 (in thousands)



Net income from continuing operations                          $160,676
Income taxes                                                     70,949
Fixed charges (including securitization certificates)           197,359
                                                               --------
   Total                                                       $428,984
                                                               ========
Interest expense                                               $180,359
Interest component of rentals                                    17,000
                                                               --------
   Subtotal                                                     197,359
                                                               --------
Preferred stock dividend requirements                             8,592
                                                               --------
   Total                                                       $205,951
                                                               ========
Ratio of earnings to fixed charges and preferred                   2.08
stock dividends requirements                                   ========